FOURTH AMENDMENT TO
                                DST SYSTEMS, INC.
                         401(k) PLAN AND TRUST AGREEMENT
                               (1994 Restatement)

         WHEREAS, by written instrument dated September 12, 1994, DST Systems, Inc. adopted the DST Systems, Inc. 401(k) Plan and Trust Agreement (1994 Restatement); and

         WHEREAS, DST Systems, Inc. in Section 11.01 reserved the right to amend its said 401(k) Plan and Trust Agreement; and

         WHEREAS, DST Systems, Inc. finds it desirable to amend the Plan to permit rollovers to the Plan and to increase the amount of salary deferral contributions permitted under the Plan, and UMB Bank, N.A., as Trustee, agrees to such changes.

         NOW, THEREFORE, DST Systems, Inc. and UMB Bank, N.A. agree that the DST Systems, Inc. 401(k) Plan and Trust Agreement (1994 Restatement) be amended as follows:

         1.       Section 4.03 is hereby deleted in its entirety and a new
Section  4.03 is provided to read as follows:

                  4.03. PARTICIPANT ROLLOVER CONTRIBUTIONS. Any Participant, with the Employer's written consent and after filing with the Trustee the form prescribed by the Advisory Committee, may contribute cash or other property to the Trust other than as a voluntary contribution if the contribution is a "rollover contribution" which the Code permits an employee to transfer either directly or indirectly from one qualified plan to another qualified plan. Before accepting a rollover contribution, the Trustee may require an Employee to furnish satisfactory evidence that the proposed transfer is in fact a "rollover contribution" which the Code permits an employee to make to a qualified plan. A rollover contribution is not an Annual Addition under Part II of Article III.

                  The Trustee will invest the rollover contribution in a segregated investment Account for the Participant's sole benefit in accordance with Article XV unless the Trustee, in its sole discretion, agrees to invest the rollover contribution as part of the Trust Fund. The Trustee will not have any investment responsibility with respect to a Participant's segregated rollover Account. The Trustee, in its sole discretion, may permit the Participant, from time to time, to direct the Trustee in writing as to the investment of his segregated rollover Account other than in accordance with Article XV, in property, or property interests, of any kind, real, personal or mixed; provided, however, the Participant may not direct the Trustee to make loans to his Employer. A Participant's segregated rollover Account alone will bear any extraordinary expenses resulting from investments resulting from investments made at the direction of the Participant. As of the Accounting Date (or other valuation date) for each Plan Year, the Advisory Committee will allocate and credit the net income (or net loss) from a Participant's segregated rollover Account and the increase or decrease in the fair market value of the assets of a segregated Account solely to that Account. The Trustee is not liable nor responsible for any loss resulting to any Beneficiary, nor to any Participant, by reason of any sale or investment made or other action taken pursuant to and in accordance with the direction of the participant. In all other respects, the Trustee will hold, administer and distribute a rollover contribution in the same manner as any Employer contribution made to the Trust.

         2. The third paragraph of Section 12.01 is hereby deleted in its entirety and a new third paragraph is added to Section 12.01 to read as follows:

                  If the salary reduction agreement specifies the reduction amount as a percentage of Compensation, the percentage may not be less than one percent (1%) of Compensation and shall specify a reduction percentage equal to an increment of one percent (1%). If the salary reduction agreement specifies the reduction amount as a dollar amount of Compensation, the dollar amount must equal an increment of $5. An Employee's deferral contributions for the Plan year may not exceed ten percent (10%) of his Compensation for the portion of the Plan Year in which the Employee is actually a Participant. Further, each individual deferral contribution may not exceed ten percent (10%) of Compensation for the pay period for which such deferral contribution is calculated. The Advisory Committee may from time to time specify a maximum deferral percentage for Highly Compensated Employees that is less than ten percent (10%). An Employee may modify his salary reduction agreement, either to reduce or to increase the amount of deferral contributions, as of the first day of any calendar quarter. The Employee shall make this modification by filing a new salary reduction agreement with he Advisory Committee. An Employee may revoke a salary reduction agreement as of the first day of any calendar quarter. An Employee who revokes his salary reduction agreement may file a new salary reduction agreement effective as of a subsequent Plan Entry Date but not earlier than six (6) months after the effective date of such revocation.

         3.  Section 15.02 is hereby deleted in its entirety and a new Section
15.02 is added to read as follows:

                  15.02 INVESTMENT OF ACCOUNTS. Each Participant's Deferral Contributions Account, and any segregated rollover contributions account invested in accordance with the provisions of this Article XV, shall be invested, in accordance with the individual election of the Participant, in one or more investment vehicles designated by the Advisory Committee, including designated pooled investment funds.


         4.  Section 15.03  is hereby deleted in its entirety and a new Section
15.03 is added to read as follows:

                  15.03 PARTICIPANT ACCOUNTS--INVESTMENT PERCENTAGES. The Advisory Committee from time to time shall establish procedures by which each Participant may specify the percentage of his Deferral Contributions Account and any segregated rollover contributions account invested in accordance with this Article XV, and the percentage of future contributions to be made on his behalf, to be invested in each of the available investment vehicles for Accounts. The investment percentage for each investment vehicle selected by the Participant must be a multiple of 1%. The Participant's investment direction shall remain in effect unless and until the Participant replaces the direction in accordance with established procedures. Contributions and Accounts with respect to which no affirmative Participant investment direction has been made shall be invested in an investment vehicle or vehicles selected by the Advisory Committee. The Trustee shall be responsible for carrying out Participant investment direction.

         5.       The above amendment is effective January 1, 1998.

         6. Except as herein amended, the aforesaid 401(k) Plan is hereby ratified and confirmed.

         IN WITNESS WHEREOF, DST Systems, Inc. and UMB Bank, N.A. have executed this Fourth Amendment as of this 9th day of February, 1998.

                                                     DST SYSTEMS, INC.


                                            By:      /s/Kenneth V. Hager
                                                       Kenneth V. Hager

                                                     UMB BANK, N.A.


                                            By:      /s/Mark Herman